Exhibit 99.2

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

HELEN OF TROY, LIMITED

Moderator: Gerald Rubin
May 9, 2006
10:00 a.m. CT

Operator: Good day ladies and gentlemen and welcome to today's Helen of Troy Ltd. fourth quarter conference call. For your information, this call is being recorded.

At this time, I would like to turn the call over to your host today, Mr. Robert Spear. Please go ahead sir.

Robert Spear: Good morning everyone and welcome to Helen of Troy's fourth quarter and year-end conference call for fiscal 2006. The agenda for this morning's conference call will be as follows: we will have a brief overlooking statement review followed by Mr. Rubin, who will discuss our fourth quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter and year by Tom Benson, our Chief Financial Officer. And finally, we will open up for a question-and-answer session for those of you with any further questions.

Our Safe Harbor Statement. This conference call may contain certain forward-looking statements that are based on management's current expectations, with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words anticipates, believes, expects, and other similar words identify forward-looking statements. The Company cautions listeners to not place undue reliance on forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results. Factors that could cause actual results to differ from those anticipated are described in the Company's form 10-K filed with the Securities and Exchange Commission for the fourth quarter fiscal year-end February 28, 2006.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Before we turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today's earnings release has been posted on our web site at www.hotus.com. The release can be accessed by selecting the Investor Relations tab on our home page and then the news tab.

I'll now turn the conference over to Mr. Gerald Rubin, Chairman, CEO, and President of Helen of Troy.

Gerald Rubin: Thank you, Bob, and good morning to everybody. Helen of Troy Ltd. today reported sales and earnings for the fourth quarter and fiscal year ended February 28, 2006.

Fourth quarter sales increased 5.4 percent to $134,508,000 from $127,600,000 in the same period of the prior year. Net earnings for the fourth quarter were 6,645,000 or $0.21 per diluted share versus $11,984,000 or $.37 per diluted share for the prior year quarter.

Fourth quarter sales were led by increased sales from OXO personal care and Latin American sales. Full-year net sales increased to $589,747,000 from $581,549,000 in the prior year. Net earnings for the year were $49,310,000 or $1.56 per diluted share compared with $76,450,000 or $2.35 per diluted share in the prior year.

For the full year, sales were led by increased sales from OXO, Latin America, and Canada.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

As reported on March 1, 2006, the company completed a repatriation of foreign earnings during the fiscal fourth quarter, incurring a one-time tax charge of approximately $2.8 million or $.09 per fully diluted share. Excluding this one-time charge, net earnings for the fourth quarter was approximately $.30 per diluted share compared with our guidance provided on January 9, 2006 of net earnings for the fiscal quarter of $.15 to $.25 per fully diluted share. Full-year fiscal year net earnings excluding the one-time tax charge was $1.65 per fully diluted share versus the guidance of net earnings for the year of approximately $1.49 to $1.59 per diluted share.

We are expecting to see improvements in overall financial results for fiscal year 2007. We anticipate that those improvements will occur in the second half of the fiscal year as we continue to believe that personal care sales will be flat to slightly higher, with higher selling, general, and administrative expenses during the first half of 2007 fiscal year. We believe sales in the first quarter will be negatively impacted by the transition of OXO to add new distribution center.

As we previously announced, Helen of Troy completed its 1.2 million square-foot distribution center in South Haven Mississippi. We expanded its eastern United States distribution capacity to accommodate the distribution needs of the OXO business. This new distribution center will replace our existing facility and increase our presence in South Haven Mississippi from 619,000 square feet to the 1.2 million square feet. The OXO inventory transfers from Monee, Illinois to our new distribution center were substantially completed during the current quarter and customer shipments are now being processed from the new facility. We anticipate that the new distribution center will reach normal shipping capacity of the transition to OXO inventory during the second fiscal quarter.

We have secured various additional product placements at certain major customers for the coming year. These additional product placements should assist in achieving improved financial performance in the current fiscal year. As a result, we believe that the current year financial results will exceed last year's results, but the first quarter may lag slightly behind that of last year's first quarter due primarily to the first quarter distribution center transition issues. Full-year sales guidance for the fiscal year ending February 28, 2007 is therefore expected to be in the range of $600-$620 million or an increase in sales of 1.7 to 5.1 percent over the prior year. Full-year earnings per diluted share are expected to be in the range of $1.70 to $1.80 or an increase in nine to 11 percent over the prior year earnings per diluted share.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Chris Carameros: 15.

Gerald Rubin: Nine to 15 percent per diluted share I would now like to turn the conference call over to Tom Benson, our CFO.

Tom Benson: Thank you, Gerry, and good morning everyone. First, I will talk about the fourth quarter results and then I will make comments about our financial position. We had a 5.4 percent sales increase in the fourth quarter. Net sales for the fourth quarter of fiscal 2006 were $134.5 million compared to $127.6 million in the fourth quarter of 2005. This represents an increase of $6.9 million or 5.4 percent. Our net earnings decreased 45 percent. Net earnings for the fourth quarter of fiscal 2006 were $6.6 million compared to $12 million in the prior year quarter. This is a decrease of $5.3 million.

Let me address the key question everyone has. Why did sales increase 5.4 percent and net earnings decrease 45 percent? There are four key items, each of which will be discussed in more detail during my presentation. Gross profit percent decreased to 45.8 percent for the fourth quarter of 2006 compared to 46 percent in quarter four 2005. Selling, general, and administrative expenses increased to 35.9 percent of net sales in quarter four 2006 compared to 34.2 percent of net sales in quarter four 2005. Interest expense was $2.4 million higher in quarter four 2006 compared to quarter four 2005 due to higher interest rates on variable rate debt and interest on IRS tax payments.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Income tax expense was a $2.7 million expense for the quarter four 2006 compared to $400,000 benefit in quarter four 2005. During the fourth quarter 2006 weeks repatriated $48.6 million in foreign earnings, incurring a one-time tax charge of 2.8 million.

In the fourth quarter of fiscal 2005 we had tax benefit of $400,000 because we decreased our tax accruals $2 million due to the favorable settlement reached with the Internal Revenue Service for fiscal years 2000 to 2002. Diluted earnings per share decreased 43 percent to $.21 compared to $.37 in the fourth quarter 2005.

Now I will provide a more detailed review of various components of our financial performance. On June 1, 2004, we acquired certain assets and liabilities of OXO International for 273 million. OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbecue, bar ware, garden, automotive, hardware, storage and organization. Brands that we sell include OXO Good Grips, OXO Steel, and OXO Softworks. This business will be referred to as our house ware segment.

Our other segment is our personal care segment, and includes the following product lines. Appliances; products in this group include curling irons, thermal brushes, hair straighteners, hair dryers, massagers, spa products, foot baths, and electric clippers and trimmers. Key brands in appliances include Revlon, Sunbeam, Health o meter, Vidal Sassoon, Hot Tools, Wigo, and Dr. Scholls.

Grooming, skincare and hair products are included in the personal care segment and consist of the following brands. Brut, Sea Breeze, Skin Milk, (Vitalus), Ammens, Condition 3-in-1, Final Net, and Vitapointe. Brushes, combs, and accessories are also included in the personal care segment. Key brands in this product category include Revlon, the Vidal Sassoon, and Karina.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

The personal care segment net sales for the fourth quarter of fiscal 2006 were 99.6 million, compared to 100.5 million for the fourth quarter of fiscal 2005. This represents a decrease of .9 million, which is a .9 percent sales decrease. Net sales decreases as a result of pressures to lower prices, selected loss of product placement, and a weaker market, especially in our European operations.

While we are disappointed in a .9 decrease in net sales, this represents an improvement in the 8.3 percent 14.8 percent and 6.1 percent decrease we experienced in the third, second, and first fiscal 2006 quarters respectively. The house wares segment net sales were 34.9 million in the fourth quarter of fiscal 2006 compared to 27.1 million in the fourth quarter of fiscal 2005. This is an increase of 7.8 million or 28.8 percent.

Sales increases have been primarily driven by continued new product introductions with existing customers and the addition of a new hand tool line.

Gross profit for the fourth quarter was 61.6 million for the fourth quarter of fiscal 2006, which is 45.8 percent of net sales compared to 58.7 million in the fourth quarter of fiscal 2005 which is 46 percent of net sales. This is a $1.00 increase of $2.9 million, which is a 4.9 percent dollar increase. The decrease in gross profit percent of .2 percentage points is primarily due to a combination of a reduction in selling prices on certain items, and cost increases on certain raw materials in our grooming, skincare, and hair care products.

For the fourth quarter, selling, general, and administrative expenses increased as a percentage of sales. The SGA expenses were 48.3 million in the fourth quarter of fiscal 2006, 35.9 percent of net sales compared to 43.7 million in the fourth quarter of fiscal 2005, which is 34.2 percent of net sales. This is a one dollar increase of 4.6 million and it's a percentage point increase of 1.7 percentage points. The increase in selling, general, and administrative expenses is primarily due to the following. Warehouse, storage, and handling costs increased 2.4 million. Warehouse moving expenses were 800,000. Our customer selling program costs increased 700,000. We had an increase in advertising of 2 million. We had an exchange rate quarterly year-over-year change of a $3.3 million benefit. We had personnel cost increases of $700,000, and we had incentive compensation increases of $1.3 million. Those items totaled 4.6 million.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Warehouse, storage, and handling costs are up due to more utilization of outside warehouses, higher inventory levels, and higher transition fees for the OXO business. Warehouse moving expenses are associated with moving inventory from our El Paso warehouse and outside where houses in Illinois to our new Mississippi distribution center. Customer selling program costs are up due to additional co-op advertising costs, partially offset with lower handling and noncompliance charges. Advertising increased due to higher spending. Exchange rate change is mostly due to the closing out of our cash flow hedges during quarter. Personnel costs are up due to additional personnel, and incentive compensation is up due to better results in our house ware segment.

Interest expense for the fourth quarter of fiscal 2006 was 5.5 million compared to 3.1 million in the prior year fourth fiscal quarter. Interest expense is up 2.4 million for the quarter, due to higher interest rates on our floating rate debt and higher revolving debt. We also incurred approximately a two bottom of interest on tax payments related to tax audits.

Other income in the fourth quarter of fiscal 2006 was 1.6 million compared to a $300,000 expense in the fourth quarter of fiscal 2005. In the fourth quarter of fiscal 2006, we sold our old warehouse in South Haven Mississippi for approximately 16.8 million recording a gain of 1.3 million.

Tax expense for the fourth quarter of fiscal 2006 was 2.7 million, which is 28.7 percent of income before taxes compared to a $400,000 benefit in the fourth quarter of fiscal 2005.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

As mentioned earlier, during the fourth quarter of fiscal 2006 we repatriated $48.6 million in foreign earnings, incurring a one-time tax charge of $2.8 million. In the fourth quarter of fiscal 2005, we had a tax benefit of $402,000 because we decreased our tax accruals $2 million due to the favorable settlement reached with the Internal Revenue Service for the fiscal years 2000 through 2002.

I will now discuss our financial position. Our cash balance was $18.3 million at February 28, 2006. We have a $75 million revolving line of credit in place, of which we have no borrowings, leaving us with $75 million of available borrowings under the spread facility at February 28, 2006.

Accounts receivable decreased to $4.4 million year over year. On a trailing five quarter basis, accounts receivable days outstanding increased to 75.2 days at February 28, 2006 compared to 70 days at February 28, 2005. On a current sales basis, accounts receivable days outstanding are 71.7 days compared to 80 days a year ago, and improvement of 8.3 days.

Inventories at February 28, 2006 increased $30.9 million from February 28, 2005, down from a year-over-year increase of $45.5 million at November 30, 2005.

Inventories are up due to the new product introductions and to buffer against disruption that may occur as we relocate certain inventories in connection with the consolidation of our warehouse operations into our new Southhaven, Mississippi distribution facility. We also increased inventory purchases to delay the impact of possible future price increases.

Shareholders equity increased $54.8 million to $475.4 million at February 28, 2006 compared to February 28, 2005. I will now turn it over to Gerry for some additional comments and questions.

Gerald Rubin: Thank you, Tom. I'd like now to work in the conference call up for callers. Operator?

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Operator: Thank you, sir. Ladies and gentlemen, the question-and-answer session will be conducted electronically. If you'd like to ask a question, please press the star key followed by the digit one on your touch-tone telephone. Please ensure that your mute function on your phone and is switched off to allow your signal to reach our equipment. Once again, please press the star one if you wish to ask a question.

And we take our first question from (Kathleen Reid) from Stanford Financial. Please go ahead.

(Kathleen Reid): Good morning. Can you discuss -- some of the other consumer-products companies that have reported inventory stocking that some of the mass accounts, namely Wal-Mart and Target. And with Wal-Mart representing a meaningful percentage of your business, I just wondered if you could talk a little bit -- if you saw any of that inventory de-stocking in your fourth quarter or if that's also one of the reasons why you think your first quarter sales will be a little bit weaker than the year ago period.

Gerald Rubin: As far as the decrease in inventories at some of the major retailers, for appliances that happens during the fourth quarter of our fiscal fourth quarter, but as far as our HBA products (Idelle Labs), that's occurring during this quarter, and that's one of the reasons, but the transition is the other reason, getting up to speed at the warehouse.

(Kathleen Reid): OK. Also, just along those lines with your personal care business, can you talk a little bit about the negative pricing, if that's on the appliance side or if that's on your personal care brands, like the Sea Breeze, and Brut. And also I think when you were just mentioning what products were included in your different categories, I didn't hear you mentioned Time Block, and I wondered if you had sold that brand or discontinued it or if I just didn't hear it, that you still own it.

Gerald Rubin: There is price pressure on the appliance business and hopefully that’s stabilized, but that has been occurring over the last year. As far as

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Chris Carameros: Comment on Stylex.

Gerald Rubin: Well, if you go to Wal-Mart, we have -- I just want to tell everybody we have a line called Stylex that's made exclusively for them under the Revlon brand, and it's doing very well there, and these are at higher price points to offset the lower price points. Wal-Mart is trying to sell merchandise at higher price points, and I think in our product category, they are being very successful. So that's a very big positive for us.

(Kathleen Reid): OK and the Time Block brand?

Christopher Carameros: For Time Block, we -- this is Christopher Carameros speaking. We really haven't emphasized the Time Block brand. We've been putting most of our marketing dollars behind Brut at this time, and Sea Breeze, and some of the technology that we really bought with Time Block, which is really kind of I guess age defying technology. We plan to take some of those clinical studies which we got, along with that and introduce some products with Brut in the men's care area and possibly Sea Breeze at this point in time, but not a separate launch for Time Block at this point.

(Kathleen Reid): OK, and then the new distribution wins that you talked about, can you -- if you can't mention the specific retailers, can you tell us which -- if it's appliances or personal care or if it's OXO, and I think you also mentioned that you lost some distribution in personal care and I wondered if the new distribution wins were offsetting that or if its additive. Just more color or I guess on the new distribution wins and the ones that you've lost.

Gerald Rubin: Well, the new additions that we have our basically at our top three or four customers that we have, so that's a positive on the personal care. We had talked about -- a few quarters ago about losing distribution at a major professional customer, but we believe in the second half of this year with the new products that they are going to be introducing that we will be able to get that business back, so we are very positive about the appliance business increasing during the year.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Chris Carameros: And as far as OXO is concerned, you know, as Tom mentioned to you, most of that is being driven by existing sales and existing products along with a new tool line that they introduced in the third quarter. So it's really just coming from same customers and just more penetration of different products in those same lines along with the tools that we have introduced in the third quarter.

(Kathleen Reid): OK, so just to be clear, the last distribution was just on your professional haircare appliances business; OXO doing well and your personal care brands also growing, and that's gaining the new distribution as well?

Chris Carameros: Well, OXO is doing well, as we've said, and as far as distribution on the appliances we have certain SKUs that you are always trading in and out, so we did lose more higher volume lower price points SKUs in the retail appliances, but as Jerry mentioned to you, the Revlon, Stylex is really where Wal-Mart is going with a selective customer. It's been a great introduction for us and we've added some great SKUs in February of this year and adding actually more SKUs in the July and August timeframe, so that should be a good thing for us.

(Kathleen Reid): OK, great, thanks.

Operator: Thank you, and our next question is coming from (Gary Giblen) from (Green, Murray & Carrot). Please go ahead.

(Gary Giblen): Yes, hi. Yes, building on the last question, is there de-stocking occurring at the department store level that's affecting you? You know, Federated etc.?

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Gerald Rubin: Actually, Federated is just a very small customer of ours; it's not a very meaningful customer. So what's happening there is not really affecting us.

(Gary Giblen): OK, and the whole department store channel is just not significant for you?

Gerald Rubin: They are just not significant to us. Our basic customer, the mass merchandisers, the drugstores, the warehouse clubs, and grocery stores.

(Gary Giblen): OK, and on the mass side, I mean are their product returns that are coming? Because you know we heard that from some other companies that it's not just de-stocking, but actual reported returns?

Gerald Rubin: Nothing out of the ordinary, Gary. Business is normal there, as usual.

(Gary Giblen): OK, and then on the -- were you planning to have some, you know, impairment of OXO sales due to the distribution center transition or did that occur recently because of the way the transition played out?

Gerald Rubin: We are actually forecasting, and that's why we said in the press release, forecasting the first quarter to be down a bit because of the transition, but again, as it said in the release, think by the end of the second quarter we should resume back to normal shipping levels, and we've been encouraged in the last couple of weeks where we are. It's just a difficult process to be able to move all that inventory 30,000 pallets from one location to do next, and it had to be done, and it's hard to get through all that, but we are getting through.

(Gary Giblen): Yes, no, I understand, it's just temporary. OK, and then could you give us a little more color on OXO in terms of the -- I mean word gross margins up for the quarter for instance or was pricing difficult? I couldn't tell whether the pricing was applying to that segment. You mentioned some pricing ...

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Chris Carameros: Sometimes in some quarters you have more product sale, maybe a smaller gross margin versus the other, but no, as far as OXO the gross margins are hanging in there and doing well.

(Gary Giblen): OK, so you would characterize OXO as having healthy sales apart from the distribution, the shipping disruption and healthy gross margins right?

Chris Carameros: As far as the shipping disruption we've been doing very well OXO, we just need to get our backorder filled and get products back on the shelf like we need to own a replenishment basis, which is what the business with OXO as.

(Gary Giblen): Sure. OK, and then just finally I mean at mass, how long do you figure the inventory slimming down, that's going to have effect -- is it just the coming quarter or is it a couple more quarters or?

Chris Carameros: Well, as Gerry mentioned to you, most of the appliance aspect happened last year, although some of its going to happen a little bit this year, but ((inaudible)) and I see it as a two or three month process, where inventory will be brought down and at that point in time it should be more of a one-time event, once you bring inventories down and have less inventory in the pipeline to your retailers, it's just the sales should return based on that, as long as the stuff hits the shelf and gets on the shelf, and we do a very good job of replenishing that inventory every day.

(Gary Giblen): Sure. I understand. And to the totally clear I mean there's no product placement lost in that process, it's just the inventory per product being brought down right?

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Chris Carameros: As far as -- you know, we always are trading at different SKUs for different SKUs in appliances and we mentioned to you that we've gone into the new Stylex with Revlon line and that's been very encouraging for us, and that's the additional placements that we have, but you do trade out some different SKUs that may be higher volume, lower margins at that point in time, but nothing out of the ordinary for us at this.

(Gary Giblen): Yes, OK, great, thanks for the update.

Operator: Thank you. Our next question is coming from (Justin Boisseau) from Gates Capital Management. Please go ahead.

(Justin Boisseau): Hi, first just a couple of housekeeping items. Could you give me the total debt outstanding at the end of the year as well as the Capex and cash flow from ops for the year?

Chris Carameros: Well, Tom will get to the total debt. I believe if you flip over to the press release you could probably look on that one page. I think we have a long-term liability for 206,000 on the press release and 56 million on the press release. Again, we are going to file our 10-K, you'll have complete detail to comp, you want to ...

Tom Benson: This is Tom Benson. Our long-term debt is $255 million and we have $10 million as a current portion of our long-term debt, so I'd say $265 million.

Chris Carameros: And nothing on the working capital line. What else did you ...

(Justin Boisseau): OK, and then what was the effect of foreign exchange for either the quarter or the year on your sales number?

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Tom Benson: This is Tom Benson, those details will be in our 10-K, so that will be filed next Monday.

(Justin Boisseau): OK, what about -- can you go through the operating income by segment? You went through the gross margin I noticed earlier, could you go through the EBIT by segment?

Tom Benson: I don't want to really make comments off the -- you know, that information will be in the K, it's all disclosed there, I don't want to give a wrong number just off the top of my head.

(Justin Boisseau): OK, thanks.

Tom Benson: OK.

Operator: Thank you, our next question is coming from (Doug Lane), from Avondale Partners. Please go ahead.

(Doug Lane): Yes, hi, good morning. Couple of questions. First, can you give us an update on the rollout of the 23 new professional products, how it's going, what the reception has been, vis-à-vis your expectations?

Gerald Rubin: Yes, that introduction has actually been delayed; it's going to be introduced in July at the (Cosmo Prof) show that is held in Las Vegas, one of the biggest beauty shows in the United States and then shipments starting in August.

(Doug Lane): And the reasons for the delay?

Jerry Rubin: Because there’s 23 products, we didn't want to introduce the products one by one as they came from the manufacturers. We wanted to wait until we had all 23 to be able to ship a complete line to the customers, and that's the reason for that.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

(Doug Lane): Has there been any change in the professional marketplace? I know that these products are characterized by the fact that they were really shifting your product makes upscale to the next level. Is that still -- is that segment of the market still hot? And is that still the strategy with the new line of products?

Gerald Rubin: That's true. You know, as we reported, and as you know, last year was a down year for the professional division because of competition at the higher end, and our new 23 products are at the higher end to counter the decrease in sales and to compete in the higher-end market, so we will have three major brands out in professional, which are basically good, better, best.

(Doug Lane): And that's, if you will, still an exciting place to be or is that sort of come and gone? I just want to get a feel for your marketplace, Jerry.

Gerald Rubin: It's not 100 percent of the business, but it's a strong part of the business, and we weren't there and we are going to be there, shipping the complete line of products. Good reception from the customers and they should start receiving deliveries in August and hopefully have a good sell-through for the rest of the year, which should increase the sales. There hasn't been any decrease, you know currently in the other two brands that we sell, so this brand should give us increased sales.

(Doug Lane): So it's really a second-half event as far as the P&L is concerned?

Gerald Rubin: Also, we are upgrading the other two brands that we have, in our Hot Tools brand and Wigo brand with new products also.

(Doug Lane): OK.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Gerald Rubin: But we have an exciting program in the professional division and almost all of it will be introduced at the July (Cosmo Prop) show.

(Doug Lane): OK, so that's going to help certainly your margins from a mix standpoint. What is the outlook for margins in 07 versus 06, where we have seen pressure both from the SGA as a percentage of sales as well as the gross margins? How is that going to play out as we move into 2007? Can you just give us a little bit more color on pricing mix in retail, what your cost outlook is with the product, you know, sourced in China, just a little bit more color on how we should think about margins playing out in 07.

Gerald Rubin: Well, you know, it's kind of a mixed bag. New product introductions give us higher gross profit. Older products give us less. So there's always the mix of how we get our percentage. For the last year, we were -- our gross profit was 45.2 percent. We believe because of all the new introductions and all the new products and because the fourth quarter was 45.8 percent, which was an increase over the 12 month average, that the GP for the next 12 months should be somewhere around a percentage points better than the 45.2, so it should be somewhere around 46 percent, 46.2, and that's kind of what our outlook is, but the GP will increase.

(Doug Lane): OK, and then the SGA you mentioned in the press release, a little bit of pressure in the first half, should we look for that to turn favorable in the second half as well, as a percent of sales?

Gerald Rubin: Welcome the last year it for the year was 33.1 percent. You know, a lot of our SGA is fixed, so as the sales increase sometimes the dollars don't increase because it's just increased sales, so a lot of it depends on sales. If we had a good year and we sell another $10 or $20 million more of merchandise, there is a lot more that goes to the bottom line because the SGA is basically, in most cases the biggest part is fixed expense. We are looking for improvement off the 33 percent, but we will see it as time goes on, but we are working on trying to get that 33 percent down somewhat.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Chris Carameros: That will improve obviously as the warehouse distribution center in Mississippi becomes more efficient. So that's where we are looking, as we consolidate, get all the pieces in there, and all this together. We should have some more efficiency in that, and it should help the SGA.

(Doug Lane): OK, all right, thank you.

Male: OK.

Operator: Thank you, our next question is coming from (Rommel Dionisio), from (Dwight Bush Morgan), please go ahead.

(Romel Dionisio): Yes, good morning. A question probably more for Chris Carameros. Chris, you know, I know a year ago at this time you talked a lot about some new product introductions and plans for the liquids businesses, and Brut of course, and just looking back could you just give us a recap on the new products and the NASCAR launch, and you know, sponsorship and all that and the impact that that had as well as maybe preview what you look for for that business in 07, fiscal 07.

Christopher Carameros: Kind of recap last year just briefly, you know, we had with Brut we did sponsor the NHRA race. That's become a very successful platform for Brut for us. As I mentioned to you before, there's a variety of events, 24, 26 events around the country, with promotions at the customers and in different stores, and a particular driver (Ron Capps) has been doing very well. He actually leads the point and scale in that particular piece, so it's become a positive thing for us to reintroduce the Brut brand and make it more relevant for customers. We introduced new shaving SKUs against Brut last year, we did actually a shaving bomb, which has been very successful. We've gotten that distribution of shaving back out to be major -- some of the major retailers and that's going well for us.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

This last year, we've introduced a new line of Sea Breeze, actually Sea Breeze natural, it's at most drugs, and that most mass. You will see it next to the old Sea Breeze, to do a line extension to position Sea Breeze as an older product for people to evolve into Seabreeze Naturals. I think we are really excited about what we've launched in Mexico, with Brut.

That Brut line actually came out, as I mentioned to you before, in four different scents, and that's done very well in Mexico and we are going to take that same lineup and launch it through Latin America. We're looking at actually doing that Brut re-launch with the four different lines in Brazil as we speak, and so we are focusing on the brand heritage we have in Latin America, which is really the Brut, and with the Ammens powder and the APDO market we have in that particular piece, and we continue to put a lot of resources in that particular area. And so it's done well for us. So really, Brut and Sea Breeze.

Skin Milk continues to do well for us. We are taking some of the SKUs and trying to get better distribution on that line. It's a great product. Consumers love it; we've just got to make sure it's on the shelf at different distribution pieces. So that kind of gives you an idea of what Idelle has been doing over the last 12 months and we are looking forward to some new product placements in these SKUs going forward.

(Rommel Dionisio): So looking at 07, Chris, would you view this as you know a continued investment here or more of a harvesting of already completed efforts?

Christopher Carameros: I don't think you change your brand's perception overnight, but we are going -- we can continue to invest in the brand, but to the extent that we can get sales increases, and you have decent margins, we should get more benefit of the dollar we are investing in the brands this year. You should see a positive increase for that particular piece this year.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

(Rommel Dionisio): Great, thanks very much.

Christopher Carameros: OK.

Operator: Thank you and we have a follow-up question from (Kathleen Reid) from Stanford Financial. Please go ahead.

(Kathleen Reid): Hi. Can you remind us on your expected cost savings from the new warehouse, what you are expecting in fiscal 07? And I know you think you said in the past that you were expecting to reinvest a lot of those savings this year, but what was the total savings on an annualized basis?

Chris Carameros: Well, as we mentioned to you in the last conference call, and press release, we are forecasting to $10 million savings in the SGA area, of which the warehouse is a piece of that. We think it's going to take us probably the first half of the year to become -- get the stuff moved and be proficient within that. We may not have a full year's $8 to $10 million savings this year, but there's other initiatives we have that gives us, you know, the balance of some of that savings come but we are working on it, and the way it's configured we think we can be able to achieve that, and that's why I just mentioned before in the second half, (Doug Lane) asked, you know, where we saw SGA is going. That's why we are really forecasting some improvements in that area, towards the second half to become more efficient in our distribution center.

(Kathleen Reid): OK, and also, just to clarify, on Doug's question, when he asked about the new 23 lines, that's not Studio Tools, is that correct? Because Studio Tools shipped to mass, so he was talking about a professional product, I just wanted to clarify.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Gerald Rubin: This is the new professional line that has not been introduced yet. It's not Studio Tools, which is already in distribution at retail.

(Kathleen Reid): OK, so Studio Tools shipped in the fourth quarter, and can you just get it -- is what I think, and did you -- can you give us an update on how that line was received and is performing?

Gerald Rubin: Yes, we've actually been shipping Studio Tools probably for the last six months, but it's going to -- we are going to go ahead and undergo a complete repackaging. It did well, it wasn't the big success we thought. We are repackaging it. The customers that have seen it and some that we've already put on the shelf, the sales increased. So Studio Tools is going to be a very good stable sub brand for us in retail, but that has nothing to do with the professional brand that we will be introducing in July.

(Kathleen Reid): OK. Can you give us any help with estimating a tax rate for fiscal 07 or just beyond? Should we still be in the 12-ish percent range or ...

Chris Carameros: We are forecasting that 10 to 12 percent range. You know, reality is it's probably going to be right around 10 percent.

(Kathleen Reid): OK. And also, in that same token you give us any expectation for either operating cash flow or free cash flow for next year?

Chris Carameros: I'd like to go ahead and just let you take the numbers off the K, and you can do that forecast, because every time we do the forecast I've got to go back and reconcile how I got there and. So you've got to do the numbers please.

(Kathleen Reid): OK. And also ...

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Chris Carameros: Just one comment is, you know, the only thing we really have major outstanding right now is the Hong Kong, and we are working with getting that particular issue resolved and that's being worked on right now.

(Kathleen Reid): And Capex should go down in fiscal 07 over this year? Is that still correct?

Chris Carameros: Oh yes, it will go down. As I said last time, our normal Capex is in the five to 10 million-dollar range and we should be there unless we do some kind of acquisition and as part of our platform to take a look at those things, but as far as our Capex, it's going to be five or 10 million-dollar range.

(Kathleen Reid): OK, and then lastly, I know it will probably be in the K, but can you give us what the rate actually was on your floating-rate debt at the end of your year? Just so we can -- it will help us with our interest-rate forecasts for next year.

Chris Carameros: I believe it was -- it's 85 basis points over three-month LIBOR. So I don't know exactly what that was. Do you have it Tom?

Tom Benson: Yes, on our floating-rate debt at year end it was 5.371 and 5.421. It also got reset, I believe it was on March 29, and it went up to 5.81 and 5.86, so it gets reset every three months. Based on three-month LIBOR and plus 85 percent for -- or 85 basis points for five and seven year end 95 for 10 year.

(Kathleen Reid): OK, that's helpful, thank you.

Operator: Thank you, our next question is coming from (Mimi Sokolowski), from Sidoti & Co. Please go ahead.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

(Mimi Sokolowski): Thank you, sorry if I'm redundant, but I was disconnected earlier. First, a question, Gerry, I'm not sure what I'm missing, but I think you said OXO is going to be soft in the first half of the year and likewise some of the personal care products. I'm confused about that. Why are they going to be soft in the first half?

Christopher Carameros: Mimi, this is Chris.

(Mimi Sokolowski): Hey Chris.

Christopher Carameros: How are you?

(Mimi Sokolowski): Good.

Christopher Carameros: We've commented that it's in our transition of OXO from Monee over to our new warehouse that we will have a transition issue in shipping that goods as far as we think we should be at full shipment, full capacity, during our second quarter during the year. So as far as OXO, the sales have been fine. We just need to get the transition finished within our new warehouse.

(Mimi Sokolowski): OK.

Christopher Carameros: And as far as we've talked about on the retail side, the appliances, we are having some new placements at retailers, which again, third quarter is always the biggest piece of us, especially in the retailing US, and that's where we are going to forecast some growth for those different pieces that we have at retail, and in particular Gerry mentioned the new Revlon Stylex line at Wal-Mart we think is going to have a great potential. We've got good SKUs and actually have more SKUs going in in that August September timeframe.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

(Mimi Sokolowski): Right, so not until that second half of the year and in the meantime it's more mature products?

Christopher Carameros: Well again, we always do well in that third quarter and we actually -- you know, because that's where a lot of business is done, an extra month worth of business in that timeframe. We are also going to have some new SKUs sets that will allow that along with, Gerry just mentioned, a new (fusion tool) line, the professional also starts to selling that August September line. So those things are the ones driving that increase for the second half.

(Mimi Sokolowski): Yes, and I guess it's OXO that I'm hung up on a little bit more because I thought you were increasing inventories to avoid disruption from this transition and yet you are still forecasting disruption.

Christopher Carameros: Well Mimi, when you move, like I said, 30,000 pallets from one location to the next you are going to have to have all your stuff sitting there, you have to have all your IT setup, and the best laid plans don't necessarily work out as well as you'd like to. So if you are confused the only thing is that, you know, everybody lays plans and we do forecasts, and we are doing a good job of shipping out. We probably could have had a better job of shipping out in March. April was OK, May will improve. But there's no one -- at least I've been in a lot of manufacturing businesses that make a transition, you know, smoothly, but -- you know, seamlessly, let's put it that way, but it is a complicated business, 800 to 900 SKUs, going to 1000 customers.

So there's a lot more task and difficulty in (running) that particular piece of the business and getting that -- you know, shipping on a day-to-day basis. It's difficult to hand out all the nuances of one piece of business to the next because if you remember correctly we didn't get any customer service people and/or warehouse people with a transaction, we always got sales and marketing primarily in New York, so we are filling those roles, we are getting it done, and we are improving.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

(Mimi Sokolowski): OK. And the last thing I wanted to ask about our guess is for Tom. If you do back out the one-time charge related to the repatriation of funds, in the income taxes I think it was, you get a benefit for the February quarter. Could you address that?

Tom Benson: Yes, let me just kind of comment. You understand that (Monee) was not our warehouse. That was another person's warehouse. That was World Kitchen’s warehouse, all right?

(Mimi Sokolowski): Yes.

Tom Benson: So it's not one where -- we actually transfer all the systems, all the customers, and make a data transfer and put it on Oracle. It's a big deal. So I want to make sure. It's a big deal.

(Mimi Sokolofski): Yes, sure. Perhaps I was just under appreciating it before, the scale of it.

Tom Benson: OK, well, it's a big deal and we completed the big deal. So we've still got to ship all the pieces, but as far as the accounting transfer and detailed receivables and payables and all that boring stuff, that's been done. But it's necessary to run the business.

You were talking about I guess the tax case. As you know, we had this one-time provision that Congress allowed us to do, to take the stuff that was pre-94. And remember, post-94, we are not a US corporation, we are an offshore corporation. So all those earnings that were trapped within the US jurisdictions prior to 94, we did our inversion offshore, that was the balance of those earnings. And we had the opportunity because Congress allowed us to take a one-time piece, to take those earnings out of the offshore piece if you reinvested them back in the US within a timeframe you get a special tax rate of about 5, 5 1/2 percent or wherever it was. And we did that. That's one of the reasons we took the earnings offshore. We built a new warehouse, and had equipment in Mississippi and we qualified for that provision to be able to do that. That's the one-time charge we are talking about to make that -- it had to be done before February 28, which we completed.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

(Mimi Sokolowski): Sure. I understand that, the one-time charge, but on the income tax line?

Tom Benson: This is Tom Benson. We have a pretty complicated tax structure here, with legal entities in many jurisdictions. And as we had mentioned, our European operations did not have a very good year last year. They are in a very high tax rate environment, so when you have tax losses you get benefits that we put into our tax provision. The way the tax provision worked out is that basically we ended up with no taxes for the fourth quarter compared to when you take out the $2.8 million, but it's really going through all the tax jurisdictions, looking at the specific gains or income or losses in the jurisdictions, putting in permanent differences and coming up with the effective rates. So we have losses in Europe, and they are in ...

Chris Carameros: Accrued taxes in the third quarter.

Tom Benson: Right and they are high tax jurisdictions, so that was one of the big impacts.

(Mimi Sokolowski): But, Chris, you are still saying 10 to 12 percent effective tax rate for next year. That's appropriate?

Christopher Carameros: Yes I am.

(Mimi Sokolowski): OK. And then I guess the last one would be for Gerry. You mentioned that you had a tough go of things with a certain customer I think in the professional category that you are looking forward to getting that business back in the second half of the year. Is that included in your forecast or if it is modest, is it realistic?

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Gerald Rubin: Yes, you know, for all the reasons we didn't get any new products at that account and we have seven new products that are going to be shipped in September 2 our major professional customers, so we are very positive for the time period starting after September because of the new products that we have.

(Mimi Sokolowski): OK, great, thanks so much.

Gerald Rubin: Thank you.

Operator: Thank you, our next question is coming from (Stephen Friedman) from Wachovia Securities.

(Stephen Friedman): Good morning Gerry, Chris, and Bob, congratulations on a better than expected quarter. I was disconnected earlier in the call, so my questions are maybe redundant or repetitive, but I think you mentioned in the call that -- or in the prior call that you were going to have eight to 10 million in expense savings on the new transition. Is that still in place or would it be on an annualized basis once you make the transition?

Chris Carameros: Well, we have a place to make those savings, and as Tom has pointed out, you know, I guess the conversation is we have some costs to get to those savings we think in the first six months of the year we are going to have some additional costs, but at the end of the day, when we make those transitions to get everything in there, that should be a savings of $8-$10 million on an annual basis. May not all be just incurred in this fiscal year, but that's ...

(Stephen Friedman): I understand because of the transition. Well, that leads me to my next question. The previous caller was talking about expectations on OXO and so forth, and I think I understood your comments to mean that OXO is doing as well if not better than you expected. You just have the transition issues with the warehouse from Illinois to your new one in Mississippi and going forward OXO is performing as well as you would expect it, is that a correct or an accurate statement?

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

Chris Carameros: The answer to your question is yes, we've got to get through the transition, we've got to get efficient in our shipping, to realize some of the savings, that we've talked about before, but yes, the transition is in process and it's been painful to get there, but we are making big strides and big successes to get back to where we need to be.

(Stephen Friedman): I understand. I have one more question and I noted your weighted number of shares is down approximately one million, and your calculations on earnings per share, is that primarily due to stock buybacks by the Company or could you ...

Tom Benson: This is Tom Benson. It's due to the stock price itself being down and some of the options and things are no longer included in the calculation.

(Stephen Friedman): They are not ...

Tom Benson: It is not due to start buybacks …

(Stephen Friedman): OK.

Tom Benson: … hence you to the stock price, as the stock price drops, many of the options that employees have our underwater, so they are not counted in the weighted average anymore.

(Stephen Friedman): Understand. Thank you, Gerry, Chris and so forth.

Tom Benson: Thank you, Steve, appreciate it.

HELEN OF TROY, LIMITED
Moderator: Robert Spear
05-09-06/10:00 a.m. CT
Confirmation # 3463449

(Stephen Friedman): Yes.

Operator: Thank you, as a reminder ladies and gentlemen, if you wish to ask a question, please press star one on your telephone keypad.

Gerald Rubin: If there aren't any more questions I'd like to thank everybody for listening in and participating in our fourth quarter and year-end results, and I'm looking forward to speaking to all of you at the end of our first quarter results for this coming year, thank you again.

Operator: That will conclude today's conference call. Thank you for your participation ladies and gentlemen, you may now disconnect.

END